Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 14, 2022, with respect to the balance sheets of My Racehorse CA, LLC as of December 31, 2021 and 2020 and the related statements of operations, member's equity/deficit, and cash flows for the calendar year periods of 2021 and 2020 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
April 21, 2022